SCHEDULE 14A

(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE

SECURITIES EXCHANGE ACT OF 1934 (AMENDMENT NO.     )

Filed by the Registrant    ☒

Filed by a Party other than the Registrant    ☐

Check the appropriate box:

☐ PreliminaryProxy Statement
☐ Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Under Rule 14a-12

UNIVERSAL HEALTH SERVICES, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒    No fee required.

☐    Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

1.	Title of each class of securities to which transaction applies:

2.	Aggregate number of securities to which transaction applies:

3.	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (1):

4.	Proposed maximum aggregate value of transaction:

5.	Total fee paid:

☐    Fee paid previously with preliminary materials:

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

1.	Amount previously paid:

2.	Form, Schedule or Registration Statement No.:

3.	Filing Party:

4.	Date Filed:

(1)	Set forth the amount on which the filing fee is calculated an state how it was determined.

UNIVERSAL HEALTH SERVICES, INC.

April 18, 2003

Dear Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders of Universal Health Services, Inc. to be held at the offices of the Company, Universal Corporate Center, 367 South Gulph Road, King of Prussia, Pennsylvania, on May 21, 2003, at 10:00 a.m., Eastern Daylight Time, for the following purposes:

(1)	the election of two directors by the holders of Class A and Class C Common Stock; and

(2)	the adoption of the Amendments to the 2001 Employees’ Restricted Stock Purchase Plan.

Detailed information concerning these matters is set forth in the attached Notice of Annual Meeting of Stockholders and Proxy Statement.

Whether or not you plan to attend the meeting, please either vote by telephone, internet, or promptly sign and return your proxy card in the enclosed envelope. If you then attend and wish to vote your shares in person, you still may do so. In addition to the matters noted above, we will discuss the business of the Company and be available for Stockholders’ comments and discussion relating to the Company.

I look forward to seeing you at the meeting.

Sincerely,

Alan B. Miller

Chairman, President and

Chief Executive Officer

UNIVERSAL HEALTH SERVICES, INC.

UNIVERSAL CORPORATE CENTER

367 SOUTH GULPH ROAD

KING OF PRUSSIA, PENNSYLVANIA 19406

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

May 21, 2003

Notice is hereby given that the Annual Meeting of Stockholders of Universal Health Services, Inc. (the “Company”) will be held on Wednesday, May 21, 2003 at 10:00 a.m., at the offices of the Company, Universal Corporate Center, 367 South Gulph Road, King of Prussia, Pennsylvania for the following purposes:

(1)	To have the holders of Class A and Class C Common Stock elect two Class I directors, to serve for a term of three years until the annual election of directors in the year 2006 and election and qualification of their respective successors.

(2)	To have the holders of Class A, B, C and D Common Stock vote upon the proposal to adopt certain Amendments to the 2001 Employees’ Restricted Stock Purchase Plan.

(3)	To transact such other business as may properly come before the meeting or any adjournment thereof.

Only stockholders of record at the close of business on April 10, 2003, are entitled to vote at the Annual Meeting.

All stockholders are cordially invited to attend the meeting in person. IN ANY EVENT, PLEASE VOTE BY TELEPHONE, INTERNET OR MARK YOUR VOTES, THEN DATE AND SIGN THE ENCLOSED FORM OF PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE WHETHER OR NOT YOU CURRENTLY PLAN TO ATTEND THE ANNUAL MEETING. YOU MAY REVOKE YOUR PROXY IF YOU DECIDE TO ATTEND THE ANNUAL MEETING AND WISH TO VOTE YOUR SHARES IN PERSON.

BY ORDER OF THE BOARD OF DIRECTORS

STEVE G. FILTON, Secretary

King of Prussia, Pennsylvania

April 18, 2003

UNIVERSAL HEALTH SERVICES, INC.

Universal Corporate Center

367 South Gulph Road

King of Prussia, PA 19406

PROXY STATEMENT

GENERAL

This Proxy Statement and enclosed forms of Proxy (first mailed to stockholders on or about April 18, 2003) are furnished in connection with the solicitation by the Board of Directors of Universal Health Services, Inc. (the “Company”) of proxies for use at the Annual Meeting of Stockholders, or at any adjournment thereof. The meeting will be held on Wednesday, May 21, 2003 at 10:00 a.m., at the offices of the Company, Universal Corporate Center, 367 South Gulph Road, King of Prussia, Pennsylvania. The Annual Meeting is being held (1) to have the holders of Class A and C Common Stock elect two Class I directors of the Company, to serve for a term of three years until the annual election of directors in 2006 and the election and qualification of their respective successors; (2) to have the holders of Class A, B, C and D Common Stock vote upon the adoption of the Amendments to the 2001 Employees’ Restricted Stock Purchase Plan; and (3) to transact such other business as may properly be brought before the meeting or any adjournment thereof.

A copy of the Company’s Annual Report to Stockholders, including financial statements for the year ended December 31, 2002 is enclosed herewith.

A separate form of Proxy applies to the Company’s Class A and Class C Common Stock and a separate form of Proxy applies to the Company’s Class B and Class D Common Stock. Enclosed is a Proxy for the shares of stock held by you on the record date. Unless otherwise indicated on the Proxy, shares represented by any Proxy will, if the Proxy is properly executed and received by the Company prior to the Annual Meeting, be voted FOR each of the nominees for directors. Any Proxy executed and returned to the Company is revocable by delivering a later signed and dated Proxy or other written notice to the Secretary of the Company at any time prior to its exercise. A Proxy is also subject to revocation if the person executing the Proxy is present at the meeting and chooses to vote in person.

VOTING

Only stockholders of record as of the close of business on April 10, 2003 are entitled to vote at the Annual Meeting. On that date, 3,328,404 shares of Class A Common Stock, par value $.0l per share, 335,800 shares of Class C Common Stock, par value $.0l per share, 54,777,693 shares of Class B Common Stock, par value $.0l per share, and 35,133 shares of Class D Common Stock, par value $.0l per share, were outstanding.

The Company’s Restated Certificate of Incorporation provides that, with respect to the election of directors, holders of Class A Common Stock vote as a class with the holders of Class C Common Stock, and holders of

Class B Common Stock vote as a class with holders of Class D Common Stock, with holders of all classes of Common Stock entitled to one vote per share. Each holder of Class A Common Stock may cumulate his votes for directors giving one candidate a number of votes equal to the number of directors to be elected, multiplied by the number of shares of Class A Common Stock, or he may distribute his votes on the same principle among as many candidates as he shall see fit. For a holder of Class A Common Stock to exercise his cumulative voting rights, the stockholder must give notice at the meeting of his intention to cumulate his votes.

As to matters other than the election of directors, including the adoption of the Amendments to the 2001 Employees’ Restricted Stock Purchase Plan, the Company’s Restated Certificate of Incorporation provides that holders of Class A, Class B, Class C and Class D Common Stock all vote together as a single class, except as otherwise provided by law. Each share of Class A Common Stock entitles the holder thereof to one vote; each share of Class B Common Stock entitles the holder thereof to one-tenth of a vote; each share of Class C Common Stock entitles the holder thereof to 100 votes (provided the holder of Class C Common Stock holds a number of shares of Class A Common Stock equal to ten times the number of shares of Class C Common Stock that holder holds); and each share of Class D Common Stock entitles the holder thereof to ten votes (provided the holder of Class D Common Stock holds a number of shares of Class B Common Stock equal to ten times the number of shares of Class D Common Stock that holder holds). In the event a holder of Class C or Class D Common Stock holds a number of shares of Class A or Class B Common Stock, respectively, less than ten times the number of shares of Class C or Class D Common Stock that holder holds, then that holder will be entitled to only one vote for every share of Class C, or one-tenth of a vote for every share of Class D Common Stock, which that holder holds in excess of one-tenth the number of shares of Class A or Class B Common Stock, respectively, held by that holder. The Board of Directors, in their discretion, may require beneficial owners to provide satisfactory evidence that such owner holds ten times as many shares of Class A or Class B Common Stock as Class C or Class D Common Stock, respectively, if such facts are not apparent from the stock records of the Company.

Stockholders entitled to vote for the election of directors can withhold the authority to vote for any one or more nominees.

As of April 10, 2003, the shares of Class A and Class C Common Stock constituted 6.3% of the aggregate outstanding shares of the Company’s Common Stock, had the right to elect six members of the Board of Directors and constituted 82.4% of the general voting power of the Company; and as of that date the shares of Class B and Class D Common Stock (excluding shares issuable upon exercise of options), constituted 93.7% of the outstanding shares of the Company’s Common Stock, had the right to elect two members of the Board of Directors and constituted 17.6% of the general voting power of the Company.

As of March 31, 2003, the Company’s current directors and officers as a group, including Kirk E. Gorman, owned of record or beneficially 3,321,004 shares of Class A Common Stock, 757,822 shares of Class B Common Stock (excluding shares issuable upon exercise of options), 335,040 shares of Class C Common Stock and 1,260 shares of Class D Common Stock, representing 99.8%, 1.4%, 99.8% and 3.6%, respectively, of the outstanding shares of each class and constituting 82.5% of the general voting power of the Company on that date.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth as of March 31, 2003, the number of shares of equity securities of the Company and the percentage of each class owned beneficially, within the meaning of Securities and Exchange Commission Rule 13d-3, and the percentage of the general voting power of the Company currently held, by (i) all stockholders known by the Company to own more than 5% of any class of the Company’s equity securities, (ii) all directors and nominees of the Company who are stockholders, (iii) the executive officers named in the Summary Compensation Table and (iv) all directors and executive officers as a group. Except as otherwise specified, the named beneficial owner has sole voting and investment power.

Name and Address of Beneficial Owner(1)	Class A Common Stock(2)	Class B Common Stock(2)		Class C Common Stock(2)	Class D Common Stock(2)	Percentage of General Voting Power(3)

Leatrice Ducat National Disease Research Interchange 645 N. Michigan Avenue Ste. 800 Chicago, IL 60611		14,700(5)	(10)			(5)

John H. Herrell 1021 10th Street, S.W. Rochester, MN 55902		9,500(5)	(10)			(5)

Robert H. Hotz Houlihan Lokey Howard & Zukin 685 Third Avenue, 15th Floor New York, NY 10017		52,500(5)	(10)			(5)

Alan B. Miller	3,287,300(6)	5,208,034(4)	(6)(10)	330,844		81.2%
	(98.8%)	(9.5%)		(98.5%)

Anthony Pantaleoni Fulbright & Jaworski L.L.P. 666 Fifth Avenue New York, NY 10103	8,904(5)	42,396(4)(	5)(7)(10)	1,096(5)	560(5)	(5)

John F. Williams, Jr., M.D. George Washington University 2300 Eye Street, N.W. Suite 713E Washington, DC 20037		5,300(5)				(5)

Name and Address of Beneficial Owner(1)	Class A Common Stock(2)	Class B Common Stock(2)		Class C Common Stock(2)	Class D Common Stock(2)	Percentage of General Voting Power(3)
Kirk E. Gorman		127,427	(5)			(5)

Debra K. Osteen		137,201	(5)(10)			(5)

O. Edwin French		7,027	(5)(10)			(5)

Steve G. Filton		171,922	(5)(10)			(5)

Richard C. Wright	24,800(5)	92,299	(4)(5)(10)	3,100(5)	700(5)	(5)

Westport Asset Management, Inc.		3,341,088	(8)			(5)
253 Riverside Avenue Westport, CT 06880		(6.1%)

Private Capital Management 3003 Tamiami Trail North Naples, FL 33940		3,734,780 (6.8%)	(9)			(5)

All directors & executive officers	3,321,004	5,740,879	(4)(10)	335,040	1,260	82.5%
as a group (10 persons)	(99.8%)	(10.5%)		(99.8%)	(3.6%)

(1)	Unless otherwise shown, the address of each beneficial owner is c/o Universal Health Services, Inc., Universal Corporate Center, 367 South Gulph Road, King of Prussia, PA 19406.
(2)	Each share of Class A, Class C and Class D Common Stock is convertible at any time into one share of Class B Common Stock.
(3)	As to matters other than the election of directors, holders of Class A, Class B, Class C and Class D Common Stock vote together as a single class. Each share of Class A Common Stock entitles the holder thereof to one vote; each share of Class B Common Stock entitles the holder thereof to one-tenth of a vote; each share of Class C Common Stock entitles the holder thereof to 100 votes (provided the holder of Class C Common Stock holds a number of shares of Class A Common Stock equal to ten times the number of shares of Class C Common Stock that holder holds); and each share of Class D Common Stock entitles the holder thereof to ten votes (provided the holder of Class D Common Stock holds a number of shares of Class B Common Stock equal to ten times the number of shares of Class D Common Stock that holder holds).
(4)	Includes shares issuable upon the conversion of Classes A, C and/or D Common Stock.
(5)	Less than 1%.
(6)	Includes 200,000 shares of Class A Common Stock which are beneficially owned by Mr. Miller and are held by Mr. Miller in Trust for the benefit of his spouse; 566,619 shares which are held by three Trusts of which Mr. Miller and Mr. Pantaleoni are Trustees, for the benefit of Mr. Miller’s family; 933,381 shares which are held by A. Miller Family, LLC whose members are three previously mentioned Trusts. The Trustees have appointed Marc Miller (who is the son of Alan B. Miller) as the manager of the A. Miller Family, LLC. During the tenure of such appointment (which is at the discretion of the Trustees), Marc Miller has voting and disputive power with respect to the Class A Common Stock held by the A. Miller Family, LLC.
(7)	Includes 5,556 shares of Class B Common Stock and 560 shares of Class D Common Stock which are beneficially owned by Mr. Pantaleoni and are held by Mr. Pantaleoni in trust for the benefit of certain members of his family.
(8)	These securities are held by Westport Asset Management, Inc., a registered investment advisor. Information is based on Amendment No. 3 to Schedule 13G dated February 14, 2003.
(9)	These securities are held by Private Capital Management, Inc. a registered investment advisor. Information is based on Schedule 13G dated February 14, 2003.
(10)	Includes 1,453,000 shares issuable pursuant to stock options to purchase Class B Common Stock held by directors and officers of the Company and exercisable within 60 days of March 31, 2003 as follows: Leatrice Ducat (12,500); John H. Herrell (7,500); Robert H. Hotz (22,500); Alan B. Miller (1,210,000); Anthony Pantaleoni (22,500); John F. Williams, Jr., M.D. (5,000); Debra K. Osteen (57,500); Steve Filton (69,250); O. Edwin French (5,000); and Richard C. Wright (41,250).

PROPOSAL NO. 1

ELECTION OF DIRECTORS

The Company’s Restated Certificate of Incorporation provides for a Board of Directors of not fewer than three members nor more than nine members. The Board of Directors is currently fixed at six members, and is divided into three classes, with members of each class serving for a three-year term. At each Annual Meeting of Stockholders, directors are chosen to succeed those in the class whose term expires at such Annual Meeting. Under the Company’s Restated Certificate of Incorporation, holders of shares of the Company’s outstanding Class B and Class D Common Stock are entitled to elect 20% (but not less than one) of the directors, currently two directors, one in each of Class II and Class III, and the holders of Class A and Class C Common Stock are entitled to elect the remaining directors, currently four directors, two in Class I, one in Class II, and one in Class III.

The persons listed below currently constitute the Company’s Board of Directors. The term of the Class I directors, Mr. John H. Herrell and Ms. Leatrice Ducat, expires at the 2003 Annual Meeting. Mr. John H. Herrell and Ms. Leatrice Ducat have been nominated to be elected by the holders of Class A and Class C Common Stock. The Company has no reason to believe that any of the nominees will be unavailable for election; however, if any nominee becomes unavailable for any reason, the shares represented by the Proxy will be voted for the person, if any, who is designated by the Board of Directors to replace the nominee. All nominees have consented to be named and have indicated their intent to serve if elected.

The following information is furnished with respect to each of the nominees for election as a director and each member of the Board of Directors whose term of office will continue after the meeting.

Name	Class of Director	Class of Stockholders Entitled to Vote	Age	Principal Occupation During the Last Five Years	Director Since

NOMINEES WHOSE TERMS EXPIRE IN 2003

John H. Herrell	I	A Common C Common	62	Former Chief Administrative Officer of Mayo Foundation from 1993 through 2002; Chief Financial Officer of Mayo Foundation from 1984 until 1993 and various other capacities since 1968.	1993

Leatrice Ducat	I	A Common C Common	70	President and Founder, National Disease Research Interchange since 1980; President and Founder, Human Biological Data Interchange since 1988; Founder, Juvenile Diabetes Foundation, National and International Organization of the Juvenile Diabetes Foundation.	1997

Name	Class of Director	Class of Stockholders Entitled to Vote	Age	Principal Occupation During the Last Five Years	Director Since

DIRECTORS WHOSE TERMS EXPIRE IN 2004

Anthony Pantaleoni	II	A Common C Common	63	Of Counsel to the law firm of Fulbright & Jaworski L.L.P., New York, New York. Director of AAON, Inc. The Company utilized during the year ended December 31, 2002 and currently utilizes the services of Fulbright & Jaworski L.L.P. as outside counsel.	1982

Robert H. Hotz	II	B Common D Common	58	Senior Managing Director, Head of Investment Banking, Head of the Board of Directors Advisory Service; Member of the Board of Directors, Houlihan Lokey Howard & Zukin, New York, NY; former Senior Vice Chairman, Investment Banking for the Americas, UBS Warburg, LLC, New York, NY.	1991

DIRECTORS WHOSE TERMS EXPIRE IN 2005

Alan B. Miller	III	A Common C Common	65	Chairman of the Board, President and Chief Executive Officer of the Company since 1978. Prior thereto, President, Chairman of the Board and Chief Executive Officer of American Medicorp, Inc. Trustee of Universal Health Realty Income Trust. Director of Penn Mutual Life Insurance Company, CDI (NYSE) Corp. and Broadlane, Inc.	1978

John F. Williams, Jr., M.D., Ed.D.	III	B Common D Common	54	Vice President for Health Affairs and Dean of George Washington University since 1997; Prior thereto, Medical Director of The George Washington University Hospital, and Associate Vice President for Graduate Medical Education at the School of Medicine and Health Sciences; Member of the American Public Health Association, the American Medical Association, the New York Academy of Sciences, the American Society of Anesthesiologists and the Society of Critical Care Medicine.	1999

Vote Required

The nominee receiving the highest number of affirmative votes of the shares of Class A and Class C Common Stock, voting as a class, present in person or represented by proxy and entitled to vote, a quorum being present, shall be elected as the Class I Directors. Only votes cast for a nominee will be counted, except that the accompanying proxy will be voted for all nominees in the absence of instruction to the contrary. Abstentions, broker non-votes and instructions on the accompany proxy card to withhold authority to vote for one or more nominees will result in the respective nominees receiving fewer votes. However, the number of votes otherwise received by the nominee will not be reduced by such action.

The Board of Directors recommends a vote FOR the election of these nominees as Directors

PROPOSAL NO. 2

AMENDMENTS TO THE 2001 EMPLOYEES’

RESTRICTED STOCK PURCHASE PLAN

On September 30, 2002, the Board of Directors adopted certain amendments (the “2002 amendments”) to the 2001 Employees’ Restricted Stock Purchase Plan (the “Restricted Stock Plan”), subject to stockholder approval. The amendments will enable the Company to make performance-based Restricted Stock Plan awards that are exempt from the executive compensation deduction limitations of Section 162(m) of the Code. The text of the amendments is set forth in bold faced type in the amended plan document annexed as Exhibit A. The material features of the Restricted Stock Plan, including the proposed amendments, are described below.

The Restricted Stock Plan provides for the sale of shares of Class B Common Stock (“Company Stock”) to eligible personnel for a purchase price equal to par value. The Company has the right to repurchase the shares for the same purchase price (par value) if specified vesting conditions are not met. Shares may be sold under the Restricted Stock Plan to any employee of or consultant to the Company. A total of 600,000 shares of Company Stock may be issued under the Restricted Stock Plan, determined without regard to shares that are repurchased by the Company. The 2002 amendments provide that no more than 400,000 shares may be sold under the Restricted Stock Plan to any individual in any calendar year.

Prior to the third quarter of 2002, the Company loaned employees funds (“Loan Program”) to pay the income tax liabilities incurred upon the exercise of their stock options. Advances pursuant to the Loan Program were secured by full recourse promissory notes that were forgiven after three years, if the borrower remained employed by the Company. If the forgiveness criteria were not met, the employee was required to repay the loan at the time of separation.

During the third quarter of 2002, this Loan Program was terminated. As a replacement long-term incentive plan, the Compensation Committee of the Company’s Board of Directors approved the issuance of 575,997 shares (net of cancellations) of restricted stock at $51.15 per share ($29.5 million in the aggregate) to various officers and employees pursuant to the Company’s 2001 Employees’ Restricted Stock Purchase Plan (“Restricted Stock”). The number of shares and the current value of the Restricted Stock issued to each employee were based on the estimated benefits lost by that employee as a result of the termination of the Loan Program. The Restricted Stock is scheduled to vest ratably on the third, fourth and fifth anniversary dates of the award. Included in the Restricted Stock granted was 319,490 restricted shares issued to the Company’s Chief Executive Officer which are also scheduled to vest ratably on the third, fourth and fifth anniversary dates of the award. However, subject to stockholder approval of certain amendments to the Restricted Stock Purchase Plan, the shares issued to the Company’s Chief Executive Officer will vest only if the Company achieves a 14% cumulative increase in earnings during the two-year period ended December 31, 2004, as compared to the year ended December 31, 2002.

Section 162(m) of the Internal Revenue Code imposes an annual $1,000,000 limitation on the amount of compensation the Company may deduct with respect to each of its five most highly paid executives. It is intended that the amendments to the 2001 Employees Restricted Stock Purchase Plan, if approved by the stockholders of the Company, will enable the Company to comply with Section 162(m) limitations with respect to annual incentive compensation awards pursuant to a performance-based compensation exception afforded by the Internal Revenue Code.

The Restricted Stock Plan is administered by a committee of directors (the “Committee”) appointed by the Board of Directors. The members of the Committee must qualify as “non-employee directors” within the meaning of Rule 16b-3(b)(3) under the Securities Exchange Act of 1934. The 2002 amendments provide that the designated members of the Committee must also qualify as “outside directors” within the meaning of the regulations issued under Section 162(m) of the Code. The Committee has full authority and discretion in the administration of the Restricted Stock Plan, including the authority to determine who will be entitled to purchase shares of Company Stock and the vesting and other terms and conditions of such purchase.

Vesting conditions on shares sold under the Restricted Stock Plan may consist of continuing employment for a specified period of time following the purchase date. Alternatively, under the 2002 amendments, vesting may be tied to the satisfaction of specific performance objectives established by the Committee based upon any one or more of the following criteria:

•	attainment of certain target levels of, or a specified percentage increase in, revenues, income before taxes and extraordinary items, net income, earnings before income tax, earnings before interest, taxes, depreciation and amortization or a combination of any or all of the foregoing,

•	attainment of certain target income levels of, or a percentage increase in, after-tax or pre-tax profits;

•	attainment of certain target levels of, or a specified increase in, operational cash flow;

•	achievement of a certain level of, reduction of, or other specified objectives with regard to limiting the level of increase in, all or a portion of, the Company’s bank debt or other long-term or short-term public or private debt or other similar financial obligations of the Company, which may be calculated net of such cash balances and/or other offsets and adjustments as may be established by the Committee;

•	attainment of a specified percentage increase in earnings per share or earnings per share from continuing operations;

•	attainment of certain target levels of, or a specified increase in return on capital employed or return on invested capital;

•	attainment of certain target levels of, or a percentage increase in, after-tax return on stockholders’ equity;

•	attainment of certain target levels of, or a specified increase in, economic value added targets based on a cash flow return on investment formula;

•	attainment of certain target levels in the fair market value of the shares of the Company’s Common Stock; and

•	growth in the value of an investment in the Company’s Common Stock assuming the reinvestment of dividends.

In general, a vesting condition based upon any of the above performance criteria will qualify for the exception to the Section 162(m) deduction limitation if it is imposed in writing by the Committee within 90 days of the beginning of the applicable performance period, and it is sufficiently objective to enable a third party having knowledge of the relevant facts to determine whether the condition is met. The Committee is solely responsible for determining whether a performance-based vesting condition is satisfied at the end of the applicable performance period.

In general, for federal income tax purposes, an individual who purchases shares under the Restricted Stock Plan will realize ordinary income if and when the shares vest—i.e., when the shares are no longer subject to the Company’s repurchase right—and the Company will be entitled to a corresponding deduction. The Company’s deduction may be affected by the $1 million executive compensation deduction limitation of Section 162(m) with respect to shares sold under the Restricted Stock Plan that are subject to service-based vesting conditions. It is anticipated, however, that the Company’s deduction will not be limited in the case of shares sold under the Restricted Stock Plan subject to performance-based vesting conditions imposed in accordance with the 2002 amendments.

Shares may be sold under the Restricted Stock Plan at any time prior to March 8, 2010, unless terminated as of an earlier date by the Board of Directors. The Board of Directors may amend the Restricted Stock Plan at any time. No amendment may adversely affect the rights of an individual with respect to outstanding restricted shares. Any amendment that would increase the number of shares that may be sold under the Restricted Stock Plan will require stockholder approval if and to the extent necessary or desirable in order to comply with applicable law or stock exchange requirements.

Plan Benefits Granted To Date

Restricted Stock Plan

Name and Position	Dollar Value(1)	Number of Shares(4)
Alan B. Miller (2)	$16,843,324	331,090
O. Edwin French	$103,681	2,027
Debra K. Osteen	$729,450	14,261
Steve G. Filton	$896,557	17,528
Kirk E. Gorman (3)	$1,150,670	22,496
All current executives as a Group	$596,869	11,669
Non-Executive Directors as a Group	0	0
Non-Executive Officers, Employees as a Group	$9,643,106	188,526

(1)	Based on the closing sale price of the Class B Common Stock on the New York Stock Exchange on the date of grant.

(2)	Includes 11,600 shares granted to Mr. Miller in March, 2001 (market value of $501,410 on date of grant) on which restrictions lapsed in March, 2002 (market value of $452,400 on that date) and 319,490 shares granted in September, 2002 (market value of $16,341,914 on the date of grant). The 319,490 restricted shares granted in September, 2002 are subject to shareholder approval of certain amendments to the 2001 Plan and the shares will be awarded to Mr. Miller only if the Company achieves a 14% cumulative increase in earnings during the two-year period ended December 31, 2004 as compared to the year ended December 31, 2002.

(3)	The restricted shares shown above for Mr. Gorman were cancelled during the first quarter of 2003.

(4)	Restrictions on shares granted to employees other than Alan Miller lapse as follows: Restrictions on 1/3 of the shares granted lapse on each of the third, fourth and fifth anniversary of the grant date.

Approximately 300 employees are eligible to participate in the Plan.

Vote Required

The affirmative vote of a majority of the shares of the Common Stock votes of the Company present and entitled to vote at the 2003 Annual Meeting of Stockholders is required for the adoption of the proposal set forth above.

THE BOARD OF DIRECTORS DEEMS “PROPOSAL NO. 2”—AMENDMENTS TO THE 2001 EMPLOYEES’ RESTRICTED STOCK PURCHASE PLAN,” TO BE IN THE BEST INTERESTS OF THE COMPANY AND ITS STOCKHOLDERS AND RECOMMENDS A VOTE “FOR” APPROVAL THEREOF.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s directors and executive officers, and persons who own more than ten percent of a registered class of the Company’s equity securities, to file with the Securities and Exchange Commission and the New York Stock Exchange initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company.

The Company believes that during the 2002 fiscal year, the officers, directors and holders of more than 10% of the Company’s Class A and Class B Common Stock complied with all Section 16(a) filing requirements, with the following exceptions:

•	Mr. John H. Herrell acquired 822.1 shares of phantom Class B Common Stock in a series of transactions between 1997 and 2002 and disposed of 485.532 shares of phantom Class B Common Stock on December 31, 2002, in each case pursuant to the Company’s UHS Deferred Compensation Plan for the Company’s Board of Directors. These transactions were subsequently reported on a Form 5 filed on February 11, 2003.

•	Mr. Robert Hotz acquired 2,159.1 shares of phantom Class B Common Stock in a series of transactions between 1997 and 2002 pursuant to the Company’s UHS Deferred Compensation Plan for the Company’s Board of Directors. These transactions were subsequently reported on a Form 5 filed on February 11, 2003.

•	Mr. Anthony Pantaleoni acquired 1,335.2 shares of phantom Class B Common Stock in a series of transactions between 1997 and 2000 and disposed of 1,335.2 shares of phantom Class B Common Stock on July 3, 2000, in each case pursuant to the Company’s UHS Deferred Compensation Plan for the Company’s Board of Directors. These transactions were subsequently reported on a Form 5 filed on February 11, 2003.

EXECUTIVE COMPENSATION

The following table shows all the cash compensation paid or to be paid by the Company as well as certain other compensation paid or accrued, during the fiscal years indicated, to the Chairman of the Board, President, and Chief Executive Officer and the four highest paid executive officers of the Company for such period in all capacities in which they served.

SUMMARY COMPENSATION TABLE

		Annual compensation			Long-term compensation awards
Name and principal position	Fiscal Year	Salary ($)	Bonus ($)	Other Annual Compensation ($) (a)	Restricted stock awards($) (b)	Securities Underlying Options (#)	All other compen- sation ($) (c)
Alan B. Miller, Chairman of the Board, President, and Chief Executive Officer	2002 2001 2000	$1,030,000 1,000,000 947,600	$1,390,500 1,200,000 507,590	$1,976,660 0 819,548	$16,341,914 31,390 1,004,667	0 1,000,000 90,000	$77,269 92,924 80,280

O. Edwin French, Senior Vice President	2002 2001 2000	$362,503 87,501 N/A	$218,000 0 N/A	$0 0 N/A	$103,681 0 N/A	21,500 20,000 N/A	$1,750 0 N/A

Debra K. Osteen, Vice President	2002 2001 2000	$272,950 265,000 222,000	$254,000 241,000 206,000	$ 60,658 174,622 96,975	$729,450 2,977 3,205	0 80,000 34,000	$3,667 3,400 3,400

Steve G. Filton, Vice President, Chief Financial Officer, Controller and Secretary	2002 2001 2000	$269,000 247,650 226,950	$194,000 208,000 129,000	$ 111,207 351,298 186,948	$896,557 3,698 62,168	0 80,000 25,000	$4,000 3,400 3,400

Kirk E. Gorman, former Senior Vice President, Treasurer and Chief Financial Officer (d)	2002 2001 2000	$322,088 310,375 293,906	$290,000 248,000 209,000	$ 202,194 498,727 325,186	$1,150,670 6,224 111,616	0 120,000 40,000	$4,000 3,400 3,400

(a)	Prior to July 1, 2002, the Company loaned employees funds to pay the income tax liabilities incurred upon the exercise of their stock options (“Loan Program”). Advances pursuant to the Loan Program were secured by full recourse promissory notes that were forgiven after three years, if the borrower remained employed by the Company. If the forgiveness criteria were not met, the employee was required to repay the loan at the time of separation.

Other annual compensation for Mr. Alan B. Miller includes: (i) $1,976,660 in 2002, $0 in 2001 and $814,992 in 2000 which represents forgiveness of principal under the Loan Program, and; (ii) $4,556 in 2000 for other compensation. Other annual compensation for Messrs. Filton, and Gorman and Ms. Osteen in 2002, 2001 and 2000 represents forgiveness of principal under the Loan Program.

(b)	Restricted stock awards represent: (i) the portion of additional restricted shares (“Premium Shares”) equal to 20% of the Bonus Shares issued in prior years which vested in 2001 and 2000; and (ii) the value of the Class B Common Shares issued in connection with the 1990 Employees’ Restricted Stock Purchase Plan (the “1990 Plan”) and the 2001 Employees’ Restricted Stock Purchase Plan (the “2001 Plan”). Restrictions on one-half of the Bonus Shares and the Premium Shares lapse after one year from date of grant and restrictions on the remaining Bonus Shares and Premium Shares lapse two years after the date of grant. There were no Bonus Shares issued in 2002, 2001 or 2000. Unless otherwise indicated, restrictions on the shares granted pursuant to the 2001 Plan will lapse ratably on the third, fourth and fifth anniversary dates of the award. Dividends declared by the Company, if any, will be paid with respect to outstanding shares of restricted stock.

Restricted stock awards in 2002 for Mr. Alan B. Miller were $16,341,914 representing the value on the date of grant of 319,490 shares awarded in September, 2002 under the 2001 Plan. However, subject to stockholder approval of certain amendments to the 2001 Employees’ Restricted Stock Purchase Plan, the shares issued to Mr. Miller will vest only if the Company achieves a 14% cumulative increase in earnings during the two-year period ending December 31, 2004, as compared to the year ended December 31, 2002. Restricted stock awards in 2001 for Mr. Miller were $31,390 representing the value of the vested portion of the Premium Shares. Restricted stock awards in 2000 for Mr. Miller include: (i) $20,632 representing the value of the vested portion of the Premium Shares; (ii) $482,625 representing the value on the date of grant of 18,000 shares awarded in May, 2000 under the 1990 Plan, on which restrictions lapsed on May 17, 2002 (market value of $819,360 on that date), and; (iii) $501,410 representing the value on the date of grant of 11,600 shares awarded in March, 2001 under the 2001 Plan (included as part of his 2000 compensation), on which restrictions lapsed on March 7, 2002 (market value of $452,400 on that date).

Restricted stock awards in 2002 for Mr. O. Edwin French were $103,681 representing the value on the date of grant of 2,027 shares awarded in September, 2002 under the 2001 Plan.

Restricted stock awards in 2002 for Ms. Debra K. Osteen were $729,450 representing the value on the date of grant of 14,261 shares awarded in September, 2002 under the 2001 Plan. Restricted stock awards in 2001 and 2000 for Ms. Osteen were $2,977 and $3,205, respectively, representing the value of the vested portion of the Premium Shares.

Restricted stock awards in 2002 for Mr. Steve G. Filton were $896,557 representing the value on the date of grant of 17,528 shares awarded in September, 2002 under the 2001 Plan. Restricted stock awards in 2001 for Mr. Filton were $3,698 representing the value of the vested portion of the Premium Shares. Restricted stock awards in 2000 for Mr. Filton include: (i) $2,644 representing the value of the vested portion of the Premium Shares, and; (ii) $59,524 representing the value on the date of grant of 2,220 shares awarded in May, 2000, under the 1990 Plan, on which restrictions lapsed on May 17, 2002 (market value of $101,054 on that date).

Restricted stock awards in 2002 for Mr. Kirk E. Gorman were $1,150,704 representing the value on the date of grant of 22,496 shares awarded in September, 2002 under the 2001 Plan. These shares were cancelled during the first quarter of 2003 (see (d)). Restricted stock awards in 2001 for Mr. Gorman were $6,224 representing the value of the vested portion of the Premium Shares. Restricted stock awards in 2000 for Mr. Gorman include: (i) $4,366 representing the value of the vested portion of the Premium Shares, and; (ii) $107,250 representing the value on the date of grant of 4,000 shares awarded in May, 2000, under the 1990 Plan, on which restrictions lapsed on May 17, 2002 (market value of $182,080 on that date).

As of December 31, 2002, there were 575,997 shares of unvested restricted stock outstanding with an aggregate market value of $25,977,465 as of that date.

(c)	All other compensation for Mr. Miller includes $73,702 in 2002, $89,524 in 2001 and $67,308 in 2000 of imputed interest income resulting from split dollar, second to die insurance agreements, covering policies with combined face values of $30.5 million entered into in January, 2002 and $16.0 million entered into in October, 1998 (see Split Dollar Life Insurance Agreements for additional disclosure). Other compensation for Mr. Miller also includes $3,567 in 2002, $3,400 in 2001 and $3,400 in 2000 of 401(k) matching contributions made by the Company and $9,572 in 2000 related to term life insurance premiums paid for by the Company. All other compensation in all years presented for Messrs. French, Filton and Gorman and Ms. Osteen consist of 401(k) matching contributions made by the Company.

(d)	During the first quarter of 2003, Mr. Kirk E. Gorman ceased being the Chief Financial Officer and an Officer of the Company. However, pursuant to an agreement between Mr. Gorman and the Company, Mr. Gorman will remain an employee of the Company at his current salary for up to eight months to assist the Company in various projects.

Equity Compensation Plans Information

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding issued and outstanding options)
Equity compensation plans approved by security holders:
Amended and Restated 1992 Stock Option Plan	3,594,084	$32.89	2,054,614
2001 Employees’ Restricted Stock Purchase Plan	0	—	12,403
1994 Stock Compensation Plan	0	—	185,110
Executive Incentive Plan	0	—	43,026
Employee Awards	0	—	1,869
1992 Corporate Ownership Program, as Amended	0	—	243,879
Stock Purchase Plan	0	—	1,172,636

Equity compensation plans not approved by security holders:
2001 Employee’s Restricted Stock Purchase Plan (A)	0	—	0

TOTAL	3,594,084	$32.89	3,713,537

(A)	In September, 2002, subject to shareholder approval of certain amendments to the 2001 Plan, 319,490 restricted shares were granted to Mr. Alan B. Miller. These shares, which had a market value of $16,341,914 on the date of grant, will be awarded to Mr. Miller only if the Company achieves a 14% cumulative increase in earnings during the two-year period ended December 31, 2004 as compared to the year ended December 31, 2002.

As part of the Company’s Executive Incentive Plan, target levels of net income and return on assets for the Company as a whole are recommended on an annual basis by senior management of the Company and approved by the Committee of the Board of Directors which administers the Plan.

OPTION GRANTS IN LAST FISCAL YEAR

	Individual Grants
Name	Number of Securities Underlying Options Granted (#) (a)	Percentage of Total Options Granted to Employees in Fiscal Year	Exercise Price Per Share ($/SH)	Expiration Date	Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term
					5%($)	10%($)
Alan B. Miller	0	0.0%	N/A	N/A	$0	$0
O. Edwin French	20,000	6.2%	$51.4000	09/30/2007	$284,016	$627,604
	1,500	0.5%	$51.0900	10/02/2007	$21,173	$46,786
Debra K. Osteen	0	0.0%	N/A	N/A	$0	$0
Steve G. Filton	0	0.0%	N/A	N/A	$0	$0
Kirk E. Gorman	0	0.0%	N/A	N/A	$0	$0

(a)	Options are exercisable as follows: 25% one year after date of grant and an additional 25% in each of the second, third and fourth years after date of grant. The options expire five years after the date of grant.

AGGREGATED OPTIONS EXERCISED IN LAST FISCAL YEAR AND

FISCAL YEAR END OPTION VALUES

Name	Shares Acquired on Exercise (#)	Value Realized ($)(1)	Number of Securities Underlying Unexercised Options at Fiscal Year-End (#)		Value of Unexercised in-the-Money Options at Fiscal Year-End ($) (2)
			Exercisable	Unexercisable	Exercisable	Unexercisable
Alan B. Miller	80,000	$2,442,000	925,000	905,000	$18,105,986	$6,593,190
O. Edwin French	0	$0	5,000	36,500	$12,250	$36,750
Debra K. Osteen	16,000	$349,863	32,500	80,000	$281,061	$569,246
Steve G. Filton	6,250	$118,554	38,000	83,000	$501,471	$751,202
Kirk E. Gorman (3)	45,000	$580,336	21,000	125,000	$542,662	$1,152,806

(1)	Based on the difference between the exercise price and the closing sale price of the Class B Common Stock on the New York Stock Exchange on the date of exercise.

(2)	Based on the difference between the exercise price and the closing sale price of the Class B Common Stock on the New York Stock Exchange on December 31, 2002 of $45.10 per share.

(3)	During the first quarter of 2003, Mr. Gorman exercised 31,000 options (21,000 of which were exercisable as of December 31, 2002 and 10,000 of which became exercisable subsequent to December 31, 2002). The remaining 115,000 outstanding options were cancelled on March 31, 2003.

Employment Agreement

The Company and Alan B. Miller have entered into an amended and restated employment agreement as of November 14, 2001 (the “Employment Agreement”) pursuant to which Mr. Miller will act as President and Chief Executive Officer of the Company until December 31, 2007 or, if the Company or Mr. Miller so elects, until December 31, 2012. In addition, the Employment Agreement provides for a five-year consulting arrangement commencing upon the expiration of the term of Mr. Miller’s active employment, during which period he will be paid an annual fee equal to one-half of his base salary in effect at the expiration of the term of active employment. During the period of his active employment, Mr. Miller is entitled to a salary of $1,030,000 for the year ended December 31, 2002, to be increased in each year thereafter by an amount equal to not less than the percentage increase in the consumer price index over the previous year. Mr. Miller is also entitled to an annual bonus of at least $100,000, payment of insurance premiums, other fringe benefits previously enjoyed in accordance with past practice, as well as such other compensation as the Board of Directors may determine in its discretion. Mr. Miller may be discharged only for cause or permanent disability. In connection with the Employment Agreement, Mr. Miller has agreed not to compete with the Company during the term of the Employment Agreement and for a period of one year after termination if he is terminated for cause.

On March 31, 2002, the Company and Kirk E. Gorman, who ceased acting as the Chief Financial Officer and Senior Vice President of the Company in February 2003, entered into an agreement providing for Mr. Gorman’s continued employment with the Company through November 30, 2003, at his existing salary. Pursuant to the terms of the agreement, the Company made a payment to Mr. Gorman in the amount of $440,000, which included any bonus payable to Mr. Gorman. Under the terms of the Agreement, Mr. Gorman is to repay outstanding stock option loans to the Company in the amount of $736,082 on or before April 30, 2003. All of Mr. Gorman’s outstanding stock options granted under the Company’s 1992 Stock Option Plan and all of Mr. Gorman’s shares of restricted stock granted under the 2001 Employee’s Restricted Stock Purchase Plan have been cancelled.

Executive Retirement Income Plan

In October, 1993, the Board of Directors adopted the Executive Retirement Income Plan pursuant to which certain management or other highly compensated employees designated by the Board of Directors who have completed at least 10 years of active employment with the Company may receive retirement income benefits. The monthly benefit is payable to a participant who retires after he or she reaches age 62 and is equal to 3% of the employee’s average monthly base salary over the three years preceding retirement multiplied by the number of full years (not to exceed 10) of the participant’s active employment with the Company. Payment of the benefit will be made in 60 monthly installments following the participant’s retirement date. Under certain circumstances, the participant may be entitled to elect to receive the present value of the payments in one lump sum or receive payments over a period of 10 years. The estimated annual benefits payable (for the 60 months in which the participant receives benefits) upon retirement at age 65 for each of Alan B. Miller, O. Edwin French, Steve G. Filton, Debra K. Osteen and Kirk E. Gorman assuming their annual compensation increases by 4% annually, would be $322,000, $0, $164,000, $153,000 and $168,000 respectively. If an employee ceases employment with the Company prior to age 62, or an employee has not completed at least 10 years of active employment with the Company, no retirement income will be payable to the participant unless the Board of Directors determines otherwise.

Split Dollar Life Insurance Agreements

In October 1998, the Company entered into split dollar life insurance agreements, with a combined face value of $16.0 million, in connection with second to die insurance policies issued on the lives of Alan B. Miller and his wife and owned by the Alan B. Miller 1998 Dual Life Insurance Trust (the “1998 Trust”). This agreement and the related collateral assignment were assumed by and assigned to the Company in October 1998. As currently in force, this agreement requires the Company to make annual premium payments on the policies and gives the Company an economic interest in the policies. The Company is entitled to receive a portion of the death proceeds equal to its share of the aggregate premium payments. The Company’s interest in each policy is secured by a collateral assignment of the policy. The Company entered into two additional split dollar life insurance agreements, with a combined face value of $30.5 million, in connection with life insurance policies issued on the life of Alan B. Miller and owned by the Alan B. Miller 2002 Trust (the “2002 Trust”) in January 2002. These agreements and the related collateral assignments were assumed by and assigned to the Company in January 2002. As currently in force, these agreements require the Company to make annual premium payments on the policies and give the Company an economic interest in the policies. In January, 2002, the Company made premium payments pursuant to these agreements of $942,274, and the 2002 Trust reimbursed the Company the one-year term cost of the insurance protection to which the 2002 Trust is entitled under the insurance policies pursuant these split dollar life insurance agreements. Such cost is determined under the principles established by applicable U.S. Treasury Department pronouncements, notices, rulings and regulations in effect for determining such costs for insurance protection, which, subject to and until changed, shall be the lesser of the current published one-year term rates of the issuing insurance company pursuant to the guidelines set forth in Rev. Rul. 66-110 and Rev. Rul. 67-154 or the Table 2001 set forth in IRS Notice 2002-8. The Company is entitled to receive a portion of the death proceeds equal to its share of the aggregate premium payments. The Company’s interest in each policy is secured by a collateral assignment of the policy. In 2002, the Company, with the consent of Mr. Miller, did not pay the annual premiums on these policies.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The compensation committee of the Company’s Board of Directors is composed of Leatrice Ducat, John H. Herrell and John F. Williams, Jr. The compensation committee recommends, reviews and, with any changes it believes appropriate, approves the Company’s compensation program. All the members of the compensation committee are independent directors.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Anthony Pantaleoni is Of Counsel to Fulbright & Jaworski L.L.P., the law firm used by the Company as its principal outside counsel. This law firm also provides personal legal services to the Company’s Chief Executive Officer. Mr. Pantaleoni is also the trustee of certain trusts for the benefit of the Chief Executive Officer and his family. Robert Hotz, was formerly Senior Vice Chairman and Managing Director of the investment banking firm used by the Company as one of the Initial Purchasers for the Convertible Debentures issued in 2000.

Prior to the third quarter of 2002, the Company loaned employees funds (“Loan Program”) to pay the income tax liabilities incurred upon the exercise of their stock options. Advances pursuant to the Loan Program were secured by full recourse promissory notes that were forgiven after three years, if the borrower remained employed by the Company. If the forgiveness criteria were not met, the employee was required to repay the loan at the time of separation. During the third quarter of 2002, this Loan Program was terminated. Loans under this program were outstanding to the following individuals in the amounts indicated as of January 1, 2003: $7.4 million to Alan B. Miller, $1.8 million to Kirk E. Gorman, $0 to O. Edwin French, $359,000 to Debra K. Osteen, $970,000 to Steve G. Filton and $ 735,000 to Richard C. Wright. The largest amount outstanding to each of the borrowers under this program since January 1, 2002 was $9.4 million to Alan B. Miller, $2.0 million to Kirk E. Gorman, $0 to O. Edwin French, $420,000 to Debra K. Osteen, $1.1 million to Steve G. Filton and $1.1 million to Richard C. Wright. Under the terms of these loans, no interest is accrued on any principal amounts outstanding. Mr. Gorman is obligated to repay $736,082 of his loans to the Company on or before April 30, 2003.

COMMITTEE REPORT TO SHAREHOLDERS

The report of the Stock Option and Compensation Committee shall not be deemed incorporated by reference by any general statement incorporating by reference to this proxy statement into any filing under the Securities Act of 1933, as amended, or under the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

Compensation Philosophy

The Company believes that executive compensation should be closely related to the value delivered to stockholders. This belief has been adhered to by developing incentive pay programs which provide competitive compensation and reflect Company performance. Both short-term and long-term incentive compensation are based on Company performance and the value received by stockholders.

In designing its compensation programs, the Company follows its belief that compensation should reflect the value created for stockholders while supporting the Company’s strategic business goals. In doing so, the compensation programs reflect the following themes:

•	Compensation should encourage increased stockholder value.

•	Compensation programs should support the short-term and long-term strategic business goals and objectives of the Company.

•	Compensation programs should reflect and promote the Company’s values, and reward individuals for outstanding contributions toward business goals.

•	Compensation programs should enable the Company to attract and retain highly qualified professionals.

Pay Mix and Measurement

The Company’s executive compensation is based on three components, each of which is intended to serve the overall compensation philosophy.

Base Salary

The Company’s salary levels are intended to be consistent with competitive pay practices and level of responsibility, with salary increases reflecting competitive trends, the overall financial performance of the Company, the performance of the individual executive and general economic conditions.

Short-Term Incentives

In May 2002, the Company’s stockholders approved the adoption of the Company’s Executive Incentive Plan. The purpose of the Executive Incentive Plan is to provide annual performance-based incentive compensation to senior management and other executive officers that is exempt from the deduction limitation under Section 162(m) of the Internal Revenue Code.

Annual incentive compensation may be awarded under the Executive Incentive Plan to members of senior management and other executive officers of the Company and its affiliates. The Executive Incentive Plan is administered by a committee of two or more directors appointed by the Board of Directors, all of whom qualify as “non-employee directors” under SEC Rule 16b-3 and as “outside directors” within the meaning of Section 162(m) of the Internal Revenue Code. The Board of Directors has appointed a Stock Option and Compensation Committee comprised of Mr. Herrell, Dr. Williams and Ms. Ducat to administer the Executive Incentive Plan.

For each calendar year, the Committee will establish annual performance targets based upon an increase in “net income” from the preceding calendar year and/or “return on capital,” as determined by the Committee. For this purpose, “net income” means the net income of the Company (“Company Targets”) or of an affiliate, division (“Division Targets”), hospital or other unit and “return on capital” means net income divided by the quarterly average net capital of the Company or of an affiliate, division, hospital or other unit. For each calendar year, the Committee will also establish potential bonus amounts, expressed as a percentage of each participant’s base salary, which will be payable to a participant if the performance targets are met. The performance targets and potential bonus amounts may vary from year to year and from participant to participant, all as determined by the Committee.

If a participant’s performance targets for a calendar year are achieved, then the participant will be entitled to receive an incentive payment equal to 100% of the participant’s potential bonus amount for the year. No incentive compensation will be payable for a year if neither performance target is achieved, and a performance bonus (which may be greater than 100% of a participant’s base bonus amount) may be payable if either or both performance targets are exceeded for a calendar year.

After the end of each calendar year, the Committee, based upon the Company’s financial statements for the year, will determine the amount, if any, of the incentive compensation payable to each participant for the calendar year. A participant’s incentive award for a calendar year will be paid to the Participant at such time as the Committee determines after written certification by the Committee that the performance goals were in fact satisfied. The Committee may also establish a procedure pursuant to which payment of all or a portion of a participant’s incentive award for a calendar year will be deferred. Unless the Committee determines otherwise, no incentive award will be payable to a participant with respect to a calendar year if the participant’s employment with the Company and its affiliates terminates at any time prior to the payment thereof. In no event may a participant receive an incentive award under the Executive Incentive Plan in excess of $5,000,000 for any year.

The Board may amend or terminate the Executive Incentive Plan at any time. Unless sooner terminated by the Board, the Executive Incentive Plan will continue through the date of the first meeting of stockholders of the Company (or any adjournment thereof) in 2007.

During 2002: (i) Alan B. Miller, the Company’s Chairman of the Board, President and Chief Executive Officer, was entitled to a bonus of 135% of his base salary based on the achievement of the Company Targets; (ii) O. Edwin French, a Senior Vice President of the Company, was entitled to a bonus of 60% of his base salary based on the achievement of Company Targets and the Division Targets; (iii) Debra K. Osteen, a Vice President of the Company, was entitled to a bonus of 93% of her base salary based on the achievement of Company Targets and Division Targets; (iv) Steve G. Filton, Vice President, Chief Financial Officer and Controller of the Company, was entitled to a bonus of 72% of his base salary based on the achievement of Company Targets, and; (v) Kirk E. Gorman, former Senior Vice President, Treasurer and Chief Financial Officer of the Company, was entitled to a bonus of 90% of his base salary based on the achievement of Company Targets. Seventy-five percent (75%) of the bonuses for Mr. French and Ms. Osteen were determined based on the achievement of the Division Targets and the remaining twenty-five percent (25%) of such bonuses were determined based on the achievement of Company Targets. Depending upon the actual performance of the Company and Divisions as compared to Company Targets and/or the Division Targets, the senior executives can receive bonuses up to 150% of their base salaries.

Long-Term Incentives

Stock options are granted from time to time to reward key employees’ contributions. The grant of options is based primarily on a key employee’s potential contribution to the Company’s growth and profitability. Options are granted at the prevailing market value of the Company’s Common Stock and will only have value if the Company’s stock price increases. Generally, grants of options vest in equal amounts over four years and key employees must be employed by the Company for such options to vest.

Prior to the third quarter of 2002, the Company loaned employees funds (“Loan Program”) to pay the income tax liabilities incurred upon the exercise of their stock options. Advances pursuant to the Loan Program were secured by full recourse promissory notes that were forgiven after three years, if the borrower remained employed by the Company. If the forgiveness criteria were not met, the employee was required to repay the loan at the time of separation.

During the third quarter of 2002, this Loan Program was terminated. As a replacement long-term incentive plan, the Compensation Committee of the Company’s Board of Directors approved the issuance of 575,997 shares (net of cancellations) of restricted stock at $51.15 per share ($29.5 million in the aggregate) to various officers and employees pursuant to the Company’s 2001 Employees’ Restricted Stock Purchase Plan (“Restricted Stock”). The number of shares and the current value of the Restricted Stock issued to each employee were based on the estimated benefits lost by that employee as a result of the termination of the Loan Program. The Restricted Stock is scheduled to vest ratably on the third, fourth and fifth anniversary dates of the award. Included in the Restricted Stock granted was 319,490 restricted shares issued to the Company’s Chief Executive Officer which are also scheduled to vest ratably on the third, fourth and fifth anniversary dates of the award. However, subject to stockholder approval of certain amendments to the Restricted Stock Purchase Plan, the shares issued to the Company’s Chief Executive Officer will vest only if the Company achieves a 14% cumulative increase in earnings during the two-year period ended December 31, 2004, as compared to the year ended December 31, 2002.

Section 162(m) of the Internal Revenue Code imposes an annual $1,000,000 limitation on the amount of compensation the Company may deduct with respect to each of its five most highly paid executives. It is intended that the amendments to the 2001 Employees Restricted Stock Purchase Plan, if approved by the stockholders of the Company, will enable the Company to comply with Section 162(m) limitations with respect to annual incentive compensation awards pursuant to a performance-based compensation exception afforded by the Internal Revenue Code.

2003 Compensation

The base salary for the Chairman and President was increased during 2003 to $1,091,800. This represents a 6.0% increase over 2002.

The Stock Option and Compensation Committee believes that linking executive compensation to corporate performance results in a better alignment of compensation with corporate business goals and stockholder value. As performance goals are met or exceeded, resulting in increased value to stockholders, executives are rewarded commensurately. The Stock Option and Compensation Committee believes that compensation levels during 2002 adequately reflect the Company’s compensation goals and policies.

The Committee intends that compensation awarded to individuals will be to the extent practicable eligible for deduction under Section 162(m) of the Internal Revenue Code but will in certain circumstances award compensation not eligible for such deductions.

STOCK OPTION AND

COMPENSATION COMMITTEE

Leatrice Ducat

John H. Herrell

John F. Williams, Jr.

STOCK PRICE PERFORMANCE GRAPH

The Stock Price Performance Graph below shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN

(The Company, S&P 500 and Peer Group)

The total cumulative return on investment (change in the year end stock price plus reinvested dividends) for each of the periods for the Company, the peer group, the old peer group and the S&P 500 Composite is based on the stock price or composite index at the end of fiscal 1997.

The above graph compares the performance of the Company with that of the S&P 500 Composite and a group of peer companies, where performance has been weighted based on market capitalization. Companies in the peer group, which consist of companies in the S&P Health Care Hospital Management Index (in which the Company is also included), are as follows: HCA Inc., Health Management Associates, Lifepoint Hospitals, Inc., Province Healthcare Company, Tenet Healthcare Corporation and Triad Hospitals, Inc.

COMPENSATION OF DIRECTORS

During 2003, the non-employee directors will be compensated for their service on the Board of Directors and Committees of the Board on an annual basis at $20,000 each. Additionally, during 2003, John H. Herrell, Chairman of the Audit Committee, will be compensated an additional $5,000, and Leatrice Ducat and Robert H. Hotz, members of the Audit Committee, will be compensated an additional $2,500 each.

During 2002, the non-employee directors were compensated $20,000 each for their service on the Board of Directors and Committees of the Board; John H. Herrell was paid an additional $2,500 as Chairman of the Audit Committee.

During 1998, the Company adopted the Deferred Compensation Plan for UHS Board of Directors (the “Plan”). The Plan allows the Company’s Board of Directors to elect: (i) the amount of their compensation to be deferred; (ii) the future date when the deferred amounts should be paid; (iii) the method of distribution to be used when the deferred amounts are paid, and; (iv) the investment measure to be used for crediting earnings on deferred amounts during the period held pursuant to the Plan. As of December 31, 2002, four members of the Company’s Board of Directors are participating in this Plan.

On January 17, 2001, all non-employee directors of the Company received an option to purchase 10,000 shares of the Company’s Class B Common Stock at an exercise price of $42.4063 per share. All the above options are exercisable as follows: 25% one year after date of grant and an additional 25% in each of the second, third and fourth years after date of grant. The options expire five years after the date of grant.

BOARD OF DIRECTORS

Meetings of the Board.    Regular meetings of the Board are generally held every other month, while special meetings are called when necessary. Before each Board or Committee meeting, directors are furnished with an agenda and background materials relating to matters to be discussed. During 2002, there were eight Board meetings. All current directors attended more than 75% of the meetings of the Board and of committees of the Board on which they served.

The Executive Committee, the Stock Option and Compensation Committee, the Audit Committee, and the Finance Committee are the standing committees of the Board of Directors, and may meet concurrently with the Board of Directors’ meetings.

Executive Committee.    The Executive Committee has the responsibility, between meetings of the Board of Directors of the Company, to advise and aid the officers of the Company in all matters concerning the management of the business and, while the Board is not in session, has the power and authority of the Board to the fullest extent permitted under law. The Executive Committee met once in 2002. Members of the Committee are Alan B. Miller, Robert H. Hotz, and Anthony Pantaleoni.

Stock Option and Compensation Committee.    The Stock Option and Compensation Committee has responsibility for reviewing and recommending to the Board of Directors the compensation levels of officers and directors of the Company and its subsidiaries and the administration of the 1992 Corporate Ownership Program, as Amended, the Amended and Restated 1992 Stock Option Plan, the 1994 Stock Compensation Plan, the Stock Purchase Plan and the 2001 Employees’ Restricted Stock Purchase Plan as Amended. This Committee either met or took action through unanimous written consent four times in 2002. The members of this Committee are Leatrice Ducat, John H. Herrell and John F. Williams, Jr. M.D. A subcommittee of the Stock Option and Compensation Committee, comprised of Mr. Herrell and Ms. Ducat, will administer the Executive Incentive Plan and the various stock plans.

Audit Committee.    The Audit Committee is responsible for providing assistance to the Board of Directors in fulfilling its responsibilities relating to corporate accounting and reporting practices and to maintain a direct line of communication between the directors and the independent accountants. It recommends the firm to be appointed independent auditor, reviews the scope and results of the audit with the independent auditors and considers the adequacy of the internal accounting and control procedures of the Company. The Audit Committee met five times in 2002. Members of this Committee are John H. Herrell, Robert H. Hotz and Leatrice Ducat.

Finance Committee.    The Finance Committee is responsible for reviewing the Company’s cash flow and capital commitments and is charged with overseeing its long-term financial planning. The Finance Committee did not meet in 2002. Members of this Committee are Robert H. Hotz, Alan B. Miller and Anthony Pantaleoni.

AUDIT COMMITTEE REPORT

The Board of Directors of the Company is committed to the accuracy and integrity of its financial reporting. The Audit Committee takes an involved and active role in delivering on this commitment.

The Audit Committee provides independent, objective oversight of the Company’s accounting functions and internal controls.

The Committee reviews and evaluates, and discusses and consults with the Company’s management, internal audit personnel and the independent auditors about the following:

•	the plan for, and the independent auditors’ report on, each audit of the Company’s financial statements;

•	changes in the Company’s accounting practices, principles, controls or methodologies, or in the Company’s financial statements;

•	significant developments in accounting rules;

•	the adequacy of the Company’s internal accounting controls, and accounting, financial and auditing personnel; and

•	the establishment and maintenance of an environment at the Company that promotes ethical behavior.

The Audit Committee acts under a written charter first adopted and approved by the Board of Directors in 2000. The Audit Committee reviews, acts on and reports to the Company’s Board of Directors with respect to various auditing, accounting, financial reporting, internal control and regulatory compliance matters. In discharging its oversight role, the Audit Committee may engage independent counsel and other advisers as it determines necessary. In accordance with the Sarbanes Oxley Act of 2002, the Audit Committee also has the direct responsibility to select, evaluate, determine the compensation of, oversee, and where appropriate, replace our independent auditors, and has the authority to resolve disagreements between management and our auditors. The Audit Committee may establish procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting and auditing matters, as well as confidential, anonymous submission by employees. The Company’s Board of Directors has determined that each of the members of the audit committee is “independent” within the meaning of the rules of the NYSE and the Securities Exchange Act of 1934, as amended by the Sarbanes-Oxley Act of 2002.

The Audit Committee recommends to the Board that the Company’s financial statements be included in the Company’s annual report. The Committee took a number of steps in making this recommendation for 2002:

•	First, the Committee discussed with the Company’s independent auditors the overall scope and plans for their audits.

•	Second, the Committee met with the independent auditors, without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls and the overall quality of the Company’s financial reporting.

•	Third, the Committee reviewed the audited financial statements in the Annual Report with management including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

•	Fourth, the Committee reviewed with the independent auditors their judgments as to the quality, not just the acceptability, of the Company’s accounting principles and such other matters as are required to be discussed with the Committee under auditing standards generally accepted in the United States.

•	Finally, the Committee discussed with the independent auditors the auditors’ independence from management and the Company, including the matters in the written disclosures required by the Independence Standards Board, and considered the compatibility of non-audit services with the auditors’ independence.

The Audit Committee reviewed the Company’s financial statements with the Board and discussed with KPMG LLP during the 2002 fiscal year, the matters required to be discussed by Statement of Auditing Standard No. 61. The Audit Committee received from KPMG LLP, the written disclosures required by Independence Standards Board Standard No. 1 and discussed with them their independence. Based on these discussions with

KPMG LLP and the financial statement review, and such other matters deemed relevant and appropriate by the Audit Committee, the Audit Committee recommended to the Board that the financial statements be included in the Company’s 2002 Annual Report on Form 10-K.

Audit Committee

John H. Herrell

Robert H. Hotz

Leatrice Ducat

RELATIONSHIP WITH INDEPENDENT AUDITORS

On June 18, 2002, the Company informed its independent accountants, Arthur Andersen LLP (“Andersen”), that they would be dismissed effective as of June 18, 2002. The reports of Andersen on the Company’s financial statements for the years ended December 31, 2001 and 2000, did not contain an adverse opinion or a disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles. During its audits for the fiscal year ended December 31, 2001 and 2000, and for the subsequent interim period through June 18, 2002 (i) there were no disagreements with Andersen on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to Andersen’s satisfaction, would have caused Andersen to make reference to the subject matter of such disagreements in their reports, and (ii) there have been no reportable events as defined in Item 304 (a) (1) (v) of Regulation S-K. The Company’s Board of Directors, upon the recommendation of the Audit Committee, authorized the dismissal of Andersen and appointment of KPMG LLP. The Company has retained KPMG LLP as its independent accountants, effective June 18, 2002. Pursuant to Item 304 (a) (3) of Regulation S-K, the Company has requested Andersen to furnish it a letter addressed to the Securities and Exchange Commission stating whether it agrees with the above statements. A copy of that letter was filed as an Exhibit to the Company’s current report on Form 8-K filed June 18, 2002. During the Company’s two most recent fiscal years prior to June 18, 2002, and for the subsequent interim period through June 18, 2002, neither the Company nor anyone acting on behalf of the Company consulted with KPMG LLP regarding any of the items described in Item 304 (a) (2) of Regulation S-K.

The Audit Committee is continuing to evaluate the Company’s engagement of KPMG LLP. It is anticipated that representatives of the Company’s independent public accountants will be present at the Annual Meeting and will have an opportunity to make a statement, if they desire to do so, and to respond to any appropriate inquiries of the stockholders or their representatives.

For the period of January 1, 2002 through June 17, 2002, Arthur Andersen LLP provided services in the following categories and amounts:

Audit fees	$10,000
Audit-related fees	99,829
Tax fees	128,370
All other fees	152,956

Total	$391,155

During 2002, KPMG LLP provided services in the following categories and amounts:

Audit fees	$644,720
Audit-related fees	70,200
Tax fees	176,270
All other fees	11,865

Total	$903,055

During 2001, the Company retained Arthur Andersen LLP, to provide services in the following categories and amounts:

Audit fees	$579,500
Audit-related fees	164,279
Tax fees	538,305
All other fees	1,094,906

Total	$2,376,990

The Audit Committee has considered and determined that the provision of non-audit services by the Company’s principal auditor is compatible with maintaining auditor independence.

EXPENSES FOR PROXY SOLICITATION

The principal solicitation of proxies is being made by mail; however, certain officers, directors and employees of the Company, none of whom will receive additional compensation therefor, may solicit proxies by telegram, telephone or other personal contact. The Company will bear the cost of the solicitation of the proxies, including postage, printing and handling and will reimburse the reasonable expenses of brokerage firms and others for forwarding material to beneficial owners of shares.

DATE FOR RECEIPT OF STOCKHOLDER PROPOSALS

FOR PRESENTATION AT THE 2004 ANNUAL MEETING

Any proposal that a stockholder wishes to present for consideration at the 2004 Annual Meeting must be received by the Company no later than December 13, 2003. This date provides sufficient time for inclusion of the proposal in the 2004 proxy materials.

OTHER BUSINESS TO BE TRANSACTED

As of the date of this Proxy Statement, the Board of Directors knows of no other business to be presented for action at the Annual Meeting. As for any business that may properly come before the Annual Meeting, the Proxies confer discretionary authority in the persons named therein. Those persons will vote or act in accordance with their best judgment with respect thereto.

YOU ARE URGED TO VOTE, SIGN, DATE AND RETURN THE ACCOMPANYING PROXY IN THE ENCLOSED POSTAGE-PAID ENVELOPE OR VOTE YOUR PROXY BY TELEPHONE OR INTERNET AT YOUR EARLIEST CONVENIENCE, WHETHER OR NOT YOU CURRENTLY PLAN TO ATTEND THE ANNUAL MEETING IN PERSON.

BY ORDER OF THE BOARD OF DIRECTORS

STEVE G. FILTON, Secretary

King of Prussia, Pennsylvania

April 18, 2003

A COPY OF THE COMPANY’S ANNUAL REPORT ON FORM 10-K WILL BE SENT WITHOUT CHARGE TO ANY STOCKHOLDER REQUESTING IT IN WRITING FROM: INVESTOR RELATIONS, UNIVERSAL HEALTH SERVICES, INC., UNIVERSAL CORPORATE CENTER, 367 SOUTH GULPH ROAD, P.O. BOX 61558, KING OF PRUSSIA, PENNSYLVANIA 19406-0958.

2001 EMPLOYEES’ RESTRICTED STOCK PURCHASE PLAN, AS AMENDED

1.    Purpose. The purpose of this 2001 Employees’ Restricted Stock Purchase Plan (the “Plan”), is to secure for Universal Health Services, Inc. (the “Company”) the benefits of the additional incentive resulting from the ownership of its Shares of Class B Common Stock, par value $.01 per share (the “Shares”), by selected employees of, and consultants to, the Company or its subsidiaries (for convenience such persons are hereinafter collectively referred to as “employees”) who are important to the success and the growth of the business of the Company and its subsidiaries, and to help the Company and its subsidiaries secure and retain the services of such persons.

2.    Restricted Stock Committee. The Plan will be administered by the compensation committee of the Company’s Board of Directors (the “Board”), or such other committee of directors designated by the Board (the “Committee”), provided that all of said designated directors qualify as “non-employee directors” (within the meaning of Rule 16b-3(b)(3) under the Securities Exchange Act of 1934, as amended) and as “outside directors” (within the meaning of Treas. Reg. Section 1.162-27(e)(3)).

3.    Shares Subject to Plan. Subject to the adjustment provisions of paragraph 9, the number of shares of Class B Common Stock which may be issued or sold under the Plan shall not exceed 600,000.

Shares sold under the Plan may be Shares of the Company’s authorized and unissued Shares of Class B Common Stock, Shares of the Company’s issued Shares of Class B Common Stock held in the Company’s treasury, or both. Should any Shares sold pursuant to the Plan be repurchased by the Company, such Shares shall again become available for sale hereunder. Subject to adjustment under paragraph 9, the number of shares of Class B Common Stock which may be issued or sold under the Plan to any employee during any calendar year shall not exceed 400,000.

4.    Employees Eligible. Shares may be sold pursuant to the Plan to all employees and consultants of the Company and its subsidiaries (including officers of the Company or any of its subsidiaries whether or not they are also directors of the Company or any of its subsidiaries). For purposes of the Plan, “subsidiary” shall mean a “subsidiary corporation” as defined in Section 424 of the Internal Revenue Code of 1986, as amended. In making determinations as to whom Shares should be sold, the Committee shall take into consideration an employee’s present and potential contribution to the success of the Company and its subsidiaries and such other factors as the Committee may deem proper and relevant.

5.    Purchase of Shares, Price and Delivery of Payment. Subsequent to a determination by the Committee that Shares shall be sold pursuant to the Plan, the Company or a subsidiary shall deliver to the employee a letter advising him of such determination. Within 30 days of the date of such letter, the employee must complete the Restricted Stock Purchase Agreement enclosed therewith and return it to the Company along with payment in full by cash or check. The price of each Share sold pursuant to the Plan shall be the par value thereof at the time of sale. Prior delivery by an employee to the Company of a completed Restricted Stock Purchase Agreement and payment in full for the Shares, the Committee may, at its discretion, revoke its decision to sell Shares to an employee.

6.    Restrictions. All Shares sold pursuant to the Plan shall be sold subject to a Restricted Stock Purchase Agreement which gives the Company the right to repurchase all or a portion of such Shares, for an amount equal to the price paid by the employee, in the event that his employment terminates for any reason during the period set forth in such Restricted Stock Purchase Agreement. Each employee shall also be required to agree that all Shares purchased by him pursuant to the Plan are purchased for investment purposes and not for the purpose of resale or other distribution thereof.

Notwithstanding the foregoing, in the event that an employee of the Company or one of its subsidiaries who has purchased Shares under the plan terminates his employment with such employer and immediately commences employment with the Company or a different subsidiary thereof, such event shall not be treated as a termination of employment under the Plan, and the Company’s repurchase rights with respect to such Shares shall not be affected. Upon the termination of employment in such cases, the Restricted Stock Purchase Agreement entered into between such employee and his employer shall be cancelled and, upon the commencement of employment with his new employer, the employee and his new employer shall enter into a new Restricted Stock Purchase Agreement.

6A.    Performance-Based Awards. The provisions of this paragraph 6A will apply to awards under the Plan that are intended to generate “qualified performance-based compensation” within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”). Awards made under this paragraph will be interpreted and construed accordingly.

(a)     Shares issued or sold pursuant to this paragraph 6A shall be subject to such performance-based conditions as the Committee deems appropriate, consistent with the requirements of this paragraph and Section 162(m) of the Code. A performance condition established by the Committee in connection with a sale or issuance of Shares pursuant to this paragraph must be (1) objective, so that a third party having knowledge of the relevant facts could determine whether the condition is met, (2) prescribed in writing by the Committee before the beginning of the applicable performance period or at such later date (when fulfillment is substantially uncertain) as may be permitted under Section 162(m) of the Code, and (3) based on one or more of the following performance criteria:

(i)    attainment of certain target levels of, or a specified percentage increase in, revenues, income before income taxes and extraordinary items, net income, earnings before income tax, earnings before interest, taxes, depreciation and amortization or a combination of any or all of the foregoing;

(ii)    attainment of certain target levels of, or a percentage increase in, after-tax or pre-tax profits;

(iii)    attainment of certain target levels of, or a specified increase in, operational cash flow;

(iv)    achievement of a certain level of, reduction of, or other specified objectives with regard to limiting the level of increase in, all or a portion of, the Company’s bank debt or other long-term or short-term public or private debt or other similar financial obligations of the Company, which may be calculated net of such cash balances and/or other offsets and adjustments as may be established by the Committee;

(v)    attainment of a specified percentage increase in earnings per share or earnings per share from continuing operations;

(vi)    attainment of certain target levels of, or a specified increase in return on capital employed or return on invested capital;

(vii)    attainment of certain target levels of, or a percentage increase in, after-tax return on stockholders’ equity;

(viii)    attainment of certain target levels of, or a specified increase in, economic value added targets based on a cash flow return on investment formula;

(ix)    attainment of certain target levels in the fair market value of the shares of the Company’s Common Stock; and

(x) growth in the value of an investment in the Company’s Common Stock assuming the reinvestment of dividends.

If and to the extent permitted under Section 162(m) of the Code, performance conditions may be determined without regard to (or adjusted for) changes in accounting methods, corporate transactions (including, without limitation, dispositions and acquisitions) and other similar types of events or circumstances occurring during the applicable performance period. The Committee may not delegate any responsibility with respect to the establishment or certification of the achievement of performance conditions to which awards covered by this paragraph are subject.

(b) Upon the expiration of the performance period applicable to a performance-based award, the Committee will certify in writing the extent to which the performance conditions applicable to the award and any other material terms were in fact achieved and the percentage of such award that has been earned.

(c) No sale or issuance of Shares pursuant to this paragraph 6A may be made on or after the date of the first meeting of stockholders of the Company (or any adjournment or postponement thereof) in 2009.

7.    Transferability. No Shares subject to repurchase by the Company may be sold, assigned, transferred, disposed of, pledged or otherwise hypothecated, by the purchase of such Shares. Any attempt to do any of the foregoing shall cause the immediate forfeiture of such Shares.

8.    Right to Terminate Employment or Service. Nothing in the Plan or in any Restricted Stock Purchase Agreement shall confer upon any employee the right to continue in the employment of the Company or affect the right of the Company to terminate the employee’s employment at any time, subject, however, to the provisions of any agreement of employment between the Company and the employee.

9.    Adjustment Upon Changes in Capitalization, etc. In the event of one or more stock splits, reverse stock splits, stock dividends, reclassifications, recapitalizations or any other change in the character or amount of the Company’s Shares, the number, kind and purchase price of Shares which may thereafter be sold under the Plan and the number of Shares that may be issued or sold to any individual employee during any calendar year shall be adjusted as determined by the Board, in its sole discretion, to give effect thereto, and all new, substituted or additional securities to which any employee may become entitled by reason of his ownership of Shares previously purchased or issued pursuant to the Plan shall be subject to the terms of the Plan and the Restricted Stock Purchase Agreement under which such Shares were purchased or issued.

10.    Amendment or Termination of Plan. The Board of Directors shall have the authority to amend or terminate the Plan at any time; provided, however, that no such amendment or termination shall adversely affect the rights of any employee with respect to Shares previously sold hereunder. Notwithstanding the above, no amendment to the Plan will become effective without the approval of the company’s stockholders which would increase the number of shares which may be issued under the Plan if and to the extent such approval is necessary or desirable to comply with applicable law or exchange requirements.

11.    Expiration of the Plan. Unless sooner terminated by the Board of Directors, shares may be sold under the Plan at any time and from time to time, prior to March 7, 2010. Any Shares sold under the Plan that remain outstanding on or after such expiration date shall remain subject to the terms of the Plan until any restrictions thereon have lapsed or they have been repurchased by the Company.

12.    Effective Date of Plan. The Plan shall become effective on March 7, 2001, subject, nevertheless, to approval by the Stockholders representing at least a majority of the Common Stock votes of the Company present or represented at the 2001 Annual Meeting of Stockholders.

PROXY

CLASS A

COMMON STOCK

CLASS C

COMMON STOCK

UNIVERSAL HEALTH SERVICES, INC.

This Proxy Solicited By The Board Of

Directors For The Annual Meeting Of

Stockholders To Be Held On May 21, 2003

Alan B. Miller and Steve Filton and each of them, as the true and lawful attorneys, agents and proxies of the undersigned, with full power of substitution, are hereby authorized to represent and to vote, as designated below, all shares of Class A Common Stock and Class C Common Stock of Universal Health Services, Inc. held of record by the undersigned on April 10, 2003 at the Annual Meeting of Stockholders to be held at 10:00 a.m. on Wednesday, May 21, 2003, at the offices of the Company, Universal Corporate Center, 367 South Gulph Road, King of Prussia, Pennsylvania and at any adjournment thereof. Any and all proxies heretofore given are hereby revoked.

THIS PROXY IS CONTINUED ON THE REVERSE SIDE.

PLEASE SIGN ON THE REVERSE SIDE AND RETURN PROMPTLY.

PLEASE MARK YOUR CHOICE LIKE THIS IN BLUE OR BLACK INK

☐

ACCOUNT NUMBER

CLASS A COMMON

CLASS C COMMON

I.      The Election of John H. Herrell as a Director.

         ☐  For                         ☐  Against             ☐  Withheld

II.     The Election of Leatrice Ducat as a Director.

         ☐  For                         ☐  Against             ☐  Withheld

III.    The Adoption of the Amendments to the 2001 Employees’ Restricted Stock

         Purchase Plan.

         ☐  For                         ☐  Against              ☐  Abstain

Discretionary authority is hereby granted with respect to such other matters as may properly come before the meeting.

DATED:

SIGNATURE:

SIGNATURE:

IMPORTANT: Please sign exactly as name appears at the left. Each joint owner shall sign. Executors, administrators, trustees, etc. should give full title.

The above-signed acknowledges receipt of the Notice of Annual Meeting of Stockholders and the Proxy Statement furnished therewith.

WHEN PROPERLY EXECUTED, THIS PROXY WILL BE VOTED AS DESIGNATED BY THE ABOVE, IF NO CHOICE IS SPECIFIED, THE PROXY WILL BE VOTED FOR THE ELECTION OF JOHN H. HERRELL AS A DIRECTOR, THE ELECTION OF LEATRICE DUCAT AS A DIRECTOR, AND FOR THE ADOPTION OF THE AMENDMENTS TO THE 2001 EMPLOYEES’ RESTRICTED STOCK PURCHASE PLAN.

Please Mark Here for Address Change or Comments	☐
SEE REVERSE SIDE

WHEN PROPERLY EXECUTED, THIS PROXY WILL BE VOTED AS DESIGNATED BELOW. IF NO CHOICE IS SPECIFIED, THE PROXY WILL

BE VOTED FOR THE ADOPTION OF THE AMENDMENTS TO THE 2001 EMPLOYEES’ RESTRICTED STOCK PURCHASE PLAN.

	FOR	AGAINST	ABSTAIN
1. Adoption of the Amendments to the 2001 Employees’ Restricted Stock Purchase Plan.	☐	☐	☐	2. Discretionary authority is hereby granted with respect to such other matters as may properly come before the meeting.

Signature                                                                   Signature                                                                                   Date

IMPORTANT: Please sign exactly as name appears at the left. Each joint owner shall sign. Executors, administrators, trustees, etc. should give full title. The above-signed acknowledges receipt of the Notice of Annual Meeting of Stockholders and the Proxy Statement furnished therewith.

é  FOLD AND DETACH HERE  é

Vote by Internet or Telephone or Mail

24 Hours a Day, 7 Days a Week

Internet and telephone voting is available through 11PM Eastern Time the day prior to annual meeting day.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

Internet http://www.eproxy.com/uhs		Telephone 1-800-435-6710		Mail

Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site. You will be prompted to enter your control number, located in the box below, to create and submit an electronic ballot.

OR

Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call. You will be prompted to enter your control number, located in the box below, and then follow the directions given.

			OR	Mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

If you vote your proxy by Internet or by telephone,

you do NOT need to mail back your proxy card.

PROXY	CLASS B COMMON STOCK CLASS D COMMON STOCK

UNIVERSAL HEALTH SERVICES, INC.

This Proxy Solicited By The Board Of

Directors For The Annual Meeting Of

Stockholders To Be Held On May 21, 2003

Alan B. Miller and Steve Filton and each of them, as the true and lawful attorneys, agents and proxies of the undersigned, with full power of substitution, are hereby authorized to represent and to vote, as designated below, all shares of Class B Common Stock and Class D Common Stock of Universal Health Services, Inc. held of record by the undersigned on April 10, 2003, at the Annual Meeting of Stockholders to be held at 10:00 a.m. on Wednesday, May 21, 2003 at the offices of the Company, Universal Corporate Center, 367 South Gulph Road, King of Prussia, Pennsylvania and at any adjournment thereof. Any and all proxies heretofore given are hereby revoked.

THIS PROXY IS CONTINUED ON THE REVERSE SIDE.

PLEASE SIGN ON THE REVERSE SIDE AND RETURN PROMPTLY,

OR VOTE BY TELEPHONE USING THE INSTRUCTIONS ON THE REVERSE SIDE.

Address Change/Comments (Mark the corresponding box on the reverse side)

é  FOLD AND DETACH HERE  é

Annual Meeting

of

Universal Health Services, Inc. Stockholders

Wednesday, May 21, 2003

10:00 a.m.

Universal Corporate Center

367 South Gulph Road

King of Prussia, PA.

Agenda
• Election of two Directors by the holders of Class A and Class C Common Stock

• Adoption of the Amendments to the 2001 Employees’ Restricted Stock Purchase Plan

• Discussion on matters of current interest